FORD MARRIN ESPOSITO WITMEYER & GLESER LLP
WALL STREET PLAZA
NEW YORK NY 10005-1875
212-269-4900
TELECOPIER 212 344 4294

546 VALLEY ROAD
UPPER MONTCLAIR N J 07043
973 744 3700
TELECOPIER 973 509 1565

June 27, 2008

Fred H Perkins, Esq
Morrison Cohen LLP
909 Third Avenue
New York, New York 10022-4784
Fax No 212-735-8708

Re Securities Purchase Agreement entered into between Nutrition 21, Inc ("Nutrition 21") and [redacted] et al dated as of September 10, 2007 (the "SPA"), Certificate of Designation (also known as Certificate of Amendment of the Certificate of Incorporation) of Nutrition 21, dated September 11, 2007 ("Certificate"), and Common Stock Purchase Warrant ("Stock Purchase Warrant")

We serve as counsel to Nutrition 21. This letter is in response to your letters of May 28, 2008 and June 11, 2008 in which, on behalf of [redacted] you allege various breaches by Nutrition 21 of the SPA, Certificate, and Stock Purchase Warrant (collectively the "Transaction Documents"), and in which you make certain demands of Nutrition 21 under these documents.

Nutrition 21 has reviewed your letters and finds that the breaches you allege have not occurred and that your demands are not justified and completely devoid of merit.

Nutrition 21 reserves the right to pursue any and all rights and remedies available under the Transaction Documents, or under statutory or case law, that it has against [redacted], or any other investor promoting or contributing to this claim, for damages caused by [redacted]'s unjustified allegations, demands and otherwise.

Very truly yours,

James M Adrian

cc Benjamin T Sporn, Esq